Exhibit 23.21

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

Tetra Tech, Inc. is an author of the report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

Tetra Tech, Inc. understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). Tetra Tech, Inc. further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form S-3. Tetra Tech, Inc. has been provided with a copy of the Form S-3 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, Tetra Tech, Inc. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3;

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that were prepared by Tetra Tech, Inc., that Tetra Tech, Inc. supervised the preparation of and/or that Tetra Tech, Inc. has reviewed and approved; and

•	the filing of the Expert Report as an exhibit to the Form S-3.

Tetra Tech, Inc. also confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: June 7, 2024

By:	/s/ Tetra Tech, Inc.
Tetra Tech, Inc.